38.
     1.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                   EXHIBIT 10.28

                             COLLABORATION AGREEMENT

     THIS COLLABORATION AGREEMENT (the "Agreement") is dated as of May 22, 2001 (the "Effective Date") by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 ("EXEL"), and PROTEIN DESIGN LABS, INC., a Delaware corporation having its principal place of business at 34801 Campus Drive, Fremont, California 94555-3606 ("PDL"). EXEL and PDL are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. PDL has expertise and capability in developing antibodies, in particular humanized antibodies, as pharmaceuticals.

     B. EXEL has expertise and proprietary technology relating to drug discovery focused particularly on genetic model systems, genomics and computational biology and is applying such technology to discover and validate targets and products for drug discovery in a variety of disease areas.

     C. PDL and EXEL desire to establish a collaboration to utilize the technology and expertise of PDL and EXEL to identify and characterize targets for the treatment of cancer and precancerous conditions, controlling cell growth, apoptosis, and proliferation, to generate antibodies directed against such targets, and to develop and commercialize novel antibody products for diagnostic, prophylactic and therapeutic uses.

NOW,  THEREFORE,  the  Parties  agree  as  follows:

1.   DEFINITIONS

     The  following  terms  shall  have  the  following meanings as used in this
Agreement:

     1.1 "AFFILIATE" means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
     1.2  "ANTIBODY"  means  a  Humanized  Antibody  or  Precursor  Antibody.

     1.3 "ANTIBODY INVENTIONS" means an Invention directed to Antibodies, including without limitation, composition of matter, methods of manufacture, methods of use, formulations, dosing regimens, etc.

     1.4  "ANTIBODY  TARGET"  means  [  *  ].

     1.5  "ANTIBODY  TARGET  CANDIDATE"  means  [  *  ].

     1.6 "BLA" means a Biologics License Application as defined in the current Federal Food, Drug and Cosmetic Act, and applicable regulations promulgated thereunder by the FDA or the equivalent application to the equivalent agency of any other regulatory jurisdiction, as amended from time to time during the term of this Agreement.

     1.7 "CO-FUNDED PRODUCT" means a Product for which EXEL has made an effective election to co-fund pursuant to Section 5.1 and which has not ceased to be a Co-Funded Product pursuant to Section 5.9.

     1.8 "COLLABORATION" means all of the research activities performed by, or on behalf of, EXEL or PDL during the Research Term pursuant to the Research Plan, through the stage of evaluation of Precursor Antibodies.

     1.9 "COMBINATION PRODUCT" means any product containing both (i) substantially all of at least one variable region of an Antibody, and (ii) one or more other therapeutically active ingredients.

     1.10 "COMMERCIALIZATION PLAN" shall have the meaning set forth in Section 3.4(b).

     1.11 "CONTROLLED" means, with respect to all or any portion of any gene, protein, compound, material, Information or intellectual property right, that the Party owns or has a license to such gene, protein, compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such gene, protein, compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

     1.12  "COST  OF  GOODS  SOLD"  means  [  *  ].

     1.13  "COST  OF  MANUFACTURE"  means  [  *  ].

     1.14 "DEVELOPMENT" means those activities undertaken with respect to a Product that are directed toward obtaining Regulatory Approval and the pre-marketing, marketing research, marketing and sale of such Product, including without limitation, humanization, cell line optimization, pre-clinical testing and toxicology studies, human clinical trials, formulation, bulk production, fill/finish, manufacturing process development, manufacturing scale-up costs and validation, qualification and certification costs and preparation of regulatory filings.

     1.15 "DEVELOPMENT PLAN" means the plan describing the Development intended to be conducted for a given Co-Funded Product, including an estimated schedule and budget, as such plan may be amended by the relevant Joint Development Committee from time to time.

     1.16  "DEVELOPMENT  COSTS"  means  [  *  ].

     1.17 "DILIGENT EFFORTS" means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a product or a research, development or marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing and taking into account its relative risk profile, time to market, and other factors considered in portfolio management. Diligent Efforts requires that the Party: (i) promptly assign responsibility for such obligations to specific employee(s) who monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) allocate resources designed to advance progress with respect to such objectives.

     1.18  "DRUG  APPROVAL  APPLICATION"  means  an  application  for Regulatory
Approval required before commercial sale of a Product as a pharmaceutical product in a regulatory jurisdiction.

     1.19  "EXEL  DIAGNOSTIC  PRODUCT"  means  [  *  ].

     1.20 "EXEL KNOW-HOW" means all Information Controlled by EXEL during the term of the Agreement that is necessary or reasonably useful for PDL (a) to fulfill its obligations under the Research Plan, or (b) to research, develop, use, import, manufacture, market or sell Antibodies or Products, but excluding the EXEL Patents.

     1.21 "EXEL PATENTS" means all (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, patent of addition or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division, or continuation-in-part thereof and any provisional applications Controlled by EXEL related to Targets or Antibodies, including the identification and generation of Antibody Target Candidates and Antibody Targets for use in identifying and generating Antibodies, including but not limited to issued patents and pending applications that claim the composition of matter, manufacture, import or use of a Target, Antibody Target Candidate, Antibody Target, Antibody or Product, which are filed prior to or during the term of this Agreement in the United States or any foreign jurisdiction. "EXEL Patents" shall not include Joint Patents or PDL Patents or, after assignment to PDL, Antibody Patents.

     1.22 "EXEL PRODUCTS" means those Products which previously were Co-Funded Products, but which EXEL has assumed responsibility for Development and commercialization as described in Section 5.9(c).

     1.23 "FIRST COMMERCIAL SALE" means the first sale of the applicable Product to a Third Party following Regulatory Approval of the Product in the country where sold.

     1.24 "HUMANIZED ANTIBODY" means [ * ] pursuant to this Agreement by [ * ]. The term "Humanized Antibody" shall include, without limitation [ * ].

     1.25  "INDEPENDENT  RESEARCH"  means  [  *  ].

     1.26 "IND" means an Investigational New Drug Application as defined in the current Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA or the equivalent application to the equivalent agency in any other regulatory jurisdiction, as amended from time to time during the term of this Agreement, and any equivalent application or filing for diagnostics or medical devices.

     1.27 "INFORMATION" means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

     1.28 "INVENTIONS" means any and all inventions, results, know-how and other Information, and all intellectual property relating thereto, made, discovered or developed by one or more Parties and their employees or agents (including, without limitation, consultants or contractors who have assigned rights to inventions to a Party) pursuant to work performed under the Collaboration or in the course of developing a Pre-Opt-In Product or developing or marketing a Co-Funded Product.

     1.29 "JOINT INVENTIONS" means any and all Inventions (other than Antibody Inventions) made jointly by employees or agents of both Parties (including, without limitation, consultants or contractors who have assigned rights to inventions to a Party), as determined in accordance with United States patent laws.

     1.30 "JOINT PATENTS" means all (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, patent of addition or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuation, division, or continuation-in-part thereof and any provisional applications claiming Joint Inventions, which are filed during the term of this Agreement in the United States or any foreign jurisdiction. "Joint Patents" shall not include EXEL Patents or PDL Patents or Antibody Patents.

     1.31  "MODEL  SYSTEM  TARGETS"  means  [  *  ].

     1.32 "NET SALES" means [ * ]. In the case of Combination Products for which a Product and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Product(s) contained in the Combination Product, and the denominator of which shall be the sum of the established market prices for the Product(s) plus the other active ingredients contained in the Combination Product. When such separate market prices are not established, then the Parties shall negotiate in good faith to determine the method of calculating Net Sales for Combination Products.

     If PDL, its Affiliates or sublicensees receive non-cash consideration for any Product sold or otherwise transferred to a Third Party, the fair market value of such non-cash consideration on the date of the transfer as known to PDL, or as reasonably estimated by PDL if unknown, shall be included in the definition of Net Sales. EXEL shall have a right to review the basis of such determination and upon written notice, audit such estimates as provided in
Section  9.16.

     1.33  "ONCOLOGY  SCREENS"  shall  have  the  meaning  [  *  ].

     1.34  "OPT-IN  PERIOD"  shall  have  the  meaning set forth in Section 5.1.

     1.35 "PATENTS" means EXEL Patents, PDL Patents and/or Joint Patents as the context requires.

     1.36 "PDL DIAGNOSTIC PRODUCT" means a product that is being or has been developed for [ * ] for use with a [ * ].

     1.37 "PDL KNOW-HOW" means all Information Controlled by PDL during the term of the Agreement that is necessary or reasonably useful for EXEL to (a) fulfill its obligations under the Research Plan, or (b) develop, import, use, manufacture, market or sell EXEL Products, but excluding the PDL Patents and excluding all Information Controlled by PDL that relates to antibodies other than EXEL Products (including, without limitation, general methods for the humanization or manufacture of antibodies), except to the extent the Parties agree pursuant to Section 5.9(c).

     1.38 "PDL PATENTS" means all (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, patent of addition or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division, or continuation-in-part thereof and any provisional applications, Controlled by PDL related to the development of Antibodies, including but not limited to applications that claim the composition of matter, manufacture, or use of a Target, Antibody or Product, which are issued or filed prior to or during the term of this Agreement in the United States or any foreign jurisdiction. "PDL Patents" shall not include Joint Patents or EXEL Patents or, until assigned to PDL, Antibody Patents.

     1.39  "PDL  PRODUCT" means any Product developed under this Agreement which
(a)  [  *  ],  or  (b)  [  *  ].

     1.40 "PHASE III CLINICAL TRIAL" means a trial on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

     1.41 "PRECURSOR ANTIBODY" means [ * ] pursuant to this Agreement from [ * ]. The term "Precursor Antibody" shall include, without limitation [ * ].

     1.42 "PRE-OPT-IN PRODUCT" means a Product for which EXEL has not made a decision under Section 5.1 whether to co-fund and for which the Opt-In Period has not expired.

     1.43 "PRODUCT" means any therapeutic or prophylactic product developed under this Agreement, for [ * ], incorporating [ * ].

     1.44 "PRODUCT PROFIT" means the profit or loss for a particular Co-Funded Product for a particular period calculated as described in Exhibit B.

     1.45 "REGULATORY APPROVAL" means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use and sale of a Product in a regulatory jurisdiction.

     1.46 "RESEARCH FUNDING" means the research funding and license payments made by PDL to EXEL as described in Section 9.2.

     1.47 "RESEARCH PLAN" means the research plan describing the goals and activities to be conducted through the stage of Precursor Antibody evaluation during the Research Term, including initially a detailed description of such goals and activities for the first year of the Research Term and a general description of the goals and intended activities for the remainder of the Research Term, as such plan is amended from time to time during the Research Term in accordance with Section 3.1(b). The Research Plan, including any amended Research Plan, shall be attached as Exhibit A.

     1.48 "RESEARCH TERM" means the period commencing on [ * ] and ending on the termination [ * ].

     1.49 "SOLE INVENTIONS" means any and all Inventions (other than Antibody Inventions) made, discovered or developed solely by one Party and its employees or agents (including, without limitation, consultants or contractors who have assigned rights to inventions to a Party).

     1.50 "TARGET(S)" means [ * ]. The term "Target(s)" shall include [ * ], but shall exclude [ * ].

     1.51  "TARGET  POOL"  means  [  *  ]  whenever  identified,  [  *  ].

     1.52 "THIRD PARTY" means any entity other than (i) EXEL, (ii) PDL or (iii) an Affiliate of either of them.

     1.53 "THIRD PARTY ROYALTY" means any royalty paid by a Party or an Affiliate to a Third Party in respect of the manufacture, importation, use or sale of a Product.

2.     THE  COLLABORATION  RELATIONSHIP

     2.1 OVERVIEW. PDL and EXEL will collaborate to identify, develop, market and sell antibodies for use in the diagnosis, prophylaxis and treatment of one or more [ * ] cancerous conditions. EXEL will conduct activities under the Research Plan to identify Targets and will present all such Targets to PDL [
* ]. Targets will be analyzed [ * ]. [ * ] conduct preclinical testing in preparation for an IND and develop a Development Plan for any Product for which PDL intends to file an IND. If EXEL elects to co-fund one or more Products [ * ]

3.     MANAGEMENT  OF  THE  COLLABORATION

     3.1  JOINT  SCIENTIFIC  COMMITTEE.

          (A) MEMBERSHIP. [ * ] the Effective Date, the Parties shall establish a Joint Scientific Committee (the "JSC") to oversee the research activities of EXEL and PDL under the Research Plan. The JSC shall be composed of four representatives, two members appointed by each of the Parties. One representative from each Party on the JSC shall be the individual at the Party with primary responsibility for the management of the Collaboration. Initial designees shall be Geoff Duyk and Greg Plowman on behalf of EXEL and William Benjamin and Max Vasquez on behalf of PDL. Each Party may replace its appointed JSC representatives at any time upon written notice to the other Party. EXEL shall designate one of its representatives as Chairperson of the JSC, and PDL shall designate one of its representatives as Vice-Chairperson. The Chairperson shall be responsible for scheduling meetings and preparing and circulating a draft agenda in advance of each meeting. Any member may add topics to the agenda. The Vice-Chairperson shall be responsible for preparing and issuing minutes of each meeting within thirty (30) days thereafter.

          (B) RESPONSIBILITIES. During the [ * ], the JSC shall meet on a quarterly basis as provided in Section 3.5. Following the Research Term, the JSC shall meet on a quarterly basis for [ * ] for the purposes of winding down or completing work [ * ]. [ * ] may elect to continue to work in the same manner as described in the Research Plan on [ * ] and [ * ] on a case-by-case basis. For those [ * ] for which [ * ] continues to conduct such work and that complete the stage of in vitro and in vivo validation as described in Section 2.7 of the Research Plan (to the extent specified by the JSC), for each such resulting Product, the Opt-In Decision as set forth in Section 5.1 (i.e., EXEL's right to co-fund) shall survive; otherwise, such rights shall terminate. The JSC shall operate [ * ] and in accordance with the principles set forth in this Article 3. The JSC shall: (i) evaluate the data generated by the Parties in the course of the Collaboration, (ii) decide what research activities the Parties shall perform on Targets or Precursor Antibodies under the Collaboration, except as provided in Section 4.2, and (iii) review and amend the Research Plan from time to time as appropriate, including not less than an annual review to detail the activities and goals for the upcoming year; provided that any amendment of the Research Plan that varies any material terms of this Agreement shall be subject to Section 15.4, which requires that any such amendment shall be reduced to writing and signed by an authorized officer of each Party.


     3.2 JOINT PATENT COMMITTEE. Within [ * ] the Effective Date, a Joint Patent Committee (the "JPC") shall be formed. The JPC, in consultation with the JSC, will devise a strategy for the protection of intellectual property arising from the Collaboration, including Antibody Target Candidates, Antibody Targets and Antibody Inventions, and will supervise and direct the filing, prosecution and maintenance of all Patents covering the Joint Inventions, as further described in Article 10. This committee will consist of one member from each Party's management team or the Party's designated alternate. The PDL representative will serve as the Chairperson of the JPC. During the term of this Agreement, the JPC will meet at [ * ], as provided in Section 3.5, and may hold additional meetings at the request of either Party.

     3.3  JOINT  DEVELOPMENT  COMMITTEE.

          (A) MEMBERSHIP. [ * ] as EXEL exercises its option to co-fund a Product, as provided in Section 5.1, the Parties promptly shall establish a Joint Development Committee (a "JDC") to oversee the development and commercialization of that Co-Funded Product. The JDC shall be composed of four representatives, two members appointed by each of the Parties. One JDC representative from PDL shall be the individual at PDL with primary responsibility for the management of the development of the Product. Each Party may replace its appointed JDC representatives at any time upon written notice to the other Party. PDL shall designate one of its representatives as Chairperson of the JDC, and EXEL shall designate one of its representatives as Vice-Chairperson. The Chairperson shall be responsible for scheduling meetings and preparing and circulating an agenda in advance of each meeting. The Vice-Chairperson shall be responsible for preparing and issuing minutes of each meeting within thirty (30) days thereafter.


          (B) RESPONSIBILITIES. During the Development of a Co-Funded Product, the JDC for that Co-Funded Product shall meet on a quarterly basis as provided in Section 3.5. Each JDC shall operate [ * ] and in accordance with the principles set forth in this Article 3. Each JDC shall: (i) oversee the progress of the Development conducted by PDL for its Co-Funded Product, and (ii) review and approve any material amendments to the Development Plan for its Co-Funded Product.


     3.4  JOINT  COMMERCIALIZATION  COMMITTEE.

          (A) MEMBERSHIP. [ * ] for each Co-Funded Product, the Parties shall establish a Joint Commercialization Committee ("JCC") for that Co-Funded Product. The JCC shall be composed of four representatives, two members appointed by each of the Parties. One representative from PDL on the JCC shall be the individual at PDL with primary responsibility for the commercialization of the Product. Each Party may replace its appointed JCC representatives at any time upon written notice to the other Party. PDL shall designate one of its representatives as Chairperson of the JDC, and EXEL shall designate one of its representatives as Vice-Chairperson. The Chairperson shall be responsible for scheduling meetings and preparing and circulating an agenda in advance of each meeting. The Vice-Chairperson shall be responsible for preparing and issuing minutes of each meeting within thirty (30) days thereafter.


          (B) RESPONSIBILITIES. Each JCC shall meet on a quarterly basis as provided in Section 3.5. Each JCC shall operate [ * ] and in accordance with the principles set forth in this Article 3. Each JCC shall: (i) prepare a basic commercialization plan, including a launch and marketing plan and budget for the commercialization of its Co-Funded Product (the "Commercialization Plan"), (ii) oversee the implementation of the Commercialization Plan by PDL, and (iii) review and approve any material amendments to the Commercialization Plan. In any event, the Commercialization Plan shall not include detailed Information regarding PDL's implementation of the Plan, including without limitation, sales force incentives, which shall be in PDL's sole discretion. The Commercialization Plan shall be prepared taking into consideration such factors as: (i) the use of Third Party collaborators to develop, market and sell in particular countries or territories, (ii) market conditions, (iii) regulatory factors, and (iv) competition. The Commercialization Plan budget will include all projected additional Regulatory Approvals, and sales and marketing expenses for the Co-Funded Product.


     3.5 MEETINGS. All meetings of the JSC, JPC, JDCs and JCCs shall be held at the headquarters of either EXEL or PDL (or at any other mutually agreed upon location), on an alternating basis. Either Party may bring additional representatives to attend meetings of a particular committee as nonvoting observers. A meeting of a committee may be held by audio or video teleconference with the consent of each Party, provided that at least half of the minimum number of meetings for that committee shall be held in person. Meetings of a committee shall be effective only if at least one representative of each Party is present or participating.

     3.6 OBLIGATIONS OF PARTIES. EXEL and PDL shall provide the JSC, JPC, JDCs and JCCs and their authorized representatives with reasonable access during regular business hours to all records, documents, and Information relating to the Collaboration which any such committee may reasonably require in order to perform its obligations hereunder; provided, however, that if such documents are under a bona fide obligation of confidentiality to a Third Party, then EXEL or PDL, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation, such access not to be unreasonably withheld. EXEL and PDL may also withhold documents relating to any evaluations of the Collaboration, including documents relating to evaluating the activities under this Agreement or relating to a decision whether to continue a Collaboration project.

     3.7  COLLABORATION  GUIDELINES.

          (A) GENERAL. In all matters related to the Collaboration and the development and marketing of Co-Funded Products, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of the Parties to further the goals of the Collaboration and to realize the economic potential of the Products.

          (B) [ * ]; DEADLOCKS. The JSC, JPC, JDCs and JCCs shall operate [ * ]. In the event of a deadlock within the JSC, the JPC, a JDC or a JCC concerning anydecision, such deadlock shall be resolved as follows:

               (I) JSC DEADLOCKS. If a deadlock arises between the members of the JSC, a non-JSC-member officer of each party shall be advised of the deadlock in writing and shall attempt to provide the JSC with a mutually agreed upon resolution within one (1) month. If such resolution is not timely provided, the Chief Executive Officer ("CEO") of each Party shall be advised of the deadlock in writing and the deadlock shall be resolved by mutual agreement of the Parties' CEOs within one (1) month after they have been so advised. If the CEOs do not agree on a resolution, [ * ] regarding any deadlock concerning target selection (i.e., whether a Target meets the Antibody Target Candidate or Antibody Target criteria) and all other deadlocks shall be submitted to and resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"). In any event, each Party shall submit a briefing document detailing its position in the deadlock not to exceed 25 double-spaced 8.5"x11" pages within 10 business days of the selection of the arbitrator, and the arbitrator shall be instructed to make such determination within 30 days of submission of both position papers, but in any event not later than 40 days following submission of the matter to arbitration. The arbitration shall be held in San Francisco, California and shall be conducted by one arbitrator who is knowledgeable in the subject matter at issue and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA Rules. In conducting the arbitration, the arbitrator shall apply the California Rules of Evidence, and shall be able to decree any and all relief of an equitable nature, including without limitation such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, and specific performance. Each Party shall bear its respective costs and expenses and the fees of the arbitrator shall be shared equally.

               (II) JPC Deadlocks. If a deadlock arises between the members of the JPC, the General Counsel of each Party shall be advised of the deadlock in writing and shall attempt to provide the JPC with a mutually agreed upon resolution within one (1) month. If such resolution is not timely provided by the General Counsels of the Parties, the CEO of each Party shall be advised of the deadlock in writing and the deadlock shall be resolved by mutual agreement of the Parties' CEOs within one (1) month after they have been so advised. If the CEOs do not agree on a resolution, then [*].

               (III) JDC DEADLOCKS. If a deadlock arises between the members of a JDC, the CEO of each Party shall be advised of the deadlock in writing and shall attempt to provide the JDC with a mutually agreed upon resolution within one (1) month. If such resolution is not timely provided by the CEOs of the Parties, the deadlock shall be resolved by mutual agreement of the Parties' CEOs within one (1) month after they have been so advised. If the CEOs do not agree on a resolution, then [ * ].

               (IV) JCC Deadlocks. If a deadlock arises between the members of a JCC, the CEO of each Party shall be advised of the deadlock in writing and shall attempt to provide the JCC with a mutually agreed upon resolution [*]. If such resolution is not timely provided by [*]

          (C) INDEPENDENCE. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between EXEL and PDL is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

     4.  COLLABORATION;  HUMANIZATION

     4.1  COLLABORATION.

          (A) GENERAL. [ * ], the Parties shall conduct collaborative research with the general goals and objectives of: (a) applying EXEL technology to discover and characterize Targets that may be useful as tools for the discovery and development of therapeutic and diagnostic Antibodies for controlling cell growth, apoptosis and proliferation in the diagnosis, prevention, treatment or cure of cancer or pre-cancerous conditions, and (b) applying PDL technology [ * ]. Subject to [ * ], the obligations of EXEL described in [ * ] shall terminate [ * ]. The rights and obligations of PDL in [ * ] shall terminate as provided for in [ * ]. The obligations of PDL in [ * ] shall continue until the later of
(i) the [ * ] or (ii) the time [ * ]. The details of the Collaboration are set forth below and in the Research Plan. In the event of any conflict between the provisions of this Agreement and those of the Research Plan, the provisions of this Agreement shall govern.

          (B) PRESENTATION OF TARGETS. Promptly after the Effective Date, EXEL shall present to the JSC all Model System Targets and Targets identified prior to the Research Term. During the Research Term, EXEL will conduct activities as described in Sections 2.1 and 2.2 of the Research Plan to identify additional Model System Targets and Targets and, promptly after identification, will present all such additional Model System Targets and Targets to the JSC. [ * ].

          (C) ALLOCATION OF TARGETS TO [ * ]. As described in Section 2.3 of the Research Plan, [ * ] shall conduct [ * ] for each [ * ]. After presentation to the JSC of the [ * ] and results of such [ * ] for a [ * ], the JSC shall determine whether the [ * ] is to be designated an [ * ] and pursued in accordance with the Research Plan. All [ * ] shall be included in and shall constitute the "Work Pool." For each [ * ] determined not to be designated an [
* ], then, promptly following such determination by the JSC, and in no event later than the quarterly JSC meeting following the JSC meeting at which such determination was made, [ * ] shall elect, by notifying the JSC, whether such [
*  ] shall be included in the [ * ] (in which case it shall be a [ * ]) or the [
*  ]  (in  which  case  it  shall  be  an  [  *  ]).

          (D) [ * ] [ * ] shall be reserved for possible future inclusion by the JSC in the Work Pool. [ * ] shall have [ * ] license with respect to the [ * ] as set forth in [ * ]. [ * ] may designate a maximum number of [ * ] equal to [
* ]. [ * ] may at any time, by notifying the JSC, elect to re-designate a [ * ] as an [ * ], in which event it shall no longer count against the maximum number of [ * ]. The JSC may designate a [ * ] for out-licensing, in which case it shall continue to count as a [ * ] until such time as it is either out-licensed or re-designated by [ * ] as an [ * ] or re-designated by the JSC to be included in the Work Pool.
          (E) [ * ] [ * ] shall be available for possible future inclusion by the JSC in the Work Pool or by [ * ] in the [ * ] at [ * ] , subject to the following limitation: If [ * ] [ * ] in one or more model organisms, other than [ * ], either on its own behalf or pursuant to an agreement with a Third Party Antibody Collaborator (as defined below) and if [ * ] identifies through such [
* ] that is also a [ * ], then [ * ] shall promptly notify the JSC in writing that such [ * ] was identified in a screen outside the Collaboration. If such [
* ] is an [ * ], and if there is a reasonable basis to believe such [ * ] may have potential in cancer, then no later than the quarterly JSC meeting following the JSC meeting at which such notice was provided, the JSC may elect to include such [ * ] in the Work Pool or [ * ] may elect to include such [ * ]. If neither the JSC nor [ * ] so elects, then such [ * ] shall be remain in the [ * ] and shall be deemed an [ * ] [ * ] shall have [ * ] license with respect to the [ * ] as set forth in Section 8.1(b), except that it shall have [ * ] license with respect to any [ * ] in the [ * ] as set forth in Section 8.1(a). "Third Party Antibody Collaborator" shall mean a Third Party providing average annual research funding or other non-cash consideration (which shall be fair market value on the date of transfer if known to [ * ] or, as reasonably estimated by [
*  ]  if  unknown)  of  not  less  than  [ * ] in a designated therapeutic area.

          (F) [ * ] Each [ * ] shall be available for selection by the JSC for inclusion in the Work Pool until such time as [ * ] notifies [ * ] and the JSC in writing that either [ * ] or the Third Party Antibody Collaborator has made a decision (as documented by written records of [ * ]) to begin work to express and purify the protein expressed by such [ * ] for purposes of developing a [ * ]. Upon receipt of such notice, [ * ] shall have no further rights to that [ * ] and it shall cease to be a [ * ].

     4.2 HUMANIZED ANTIBODY GENERATION AND PRECLINICAL TESTING. [ * ] will determine which Precursor Antibodies should be humanized. If [ * ] decides not to humanize a particular Precursor Antibody, then the provisions of Section 7.1 shall apply to that Precursor Antibody and the provisions of Section 7.2, if applicable, shall apply to its Target. [ * ] will generate Humanized Antibodies for each Precursor Antibody selected by [ * ] and will conduct appropriate preclinical testing, as determined by [ * ], for preparation of the IND. If [ * ] decides not to file an IND for any particular Humanized Antibody, then the provisions of Section 7.3 shall apply to that Humanized Antibody.

     4.3  CONDUCT OF RESEARCH. Each Party shall use Diligent Efforts to conduct:
(i) their respective tasks, as contemplated under the Research Plan and by the JSC (the "Research"), and (ii) the Collaboration and the Research in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously.

     4.4 RECORDS. Each Party shall maintain complete and accurate records of all work conducted by it or on its behalf under the Collaboration or pursuant to the Research and all Information generated in connection with its efforts under the Collaboration or pursuant to the Research. Each Party shall maintain such records for a period of [ * ] after the later to occur of (a) the end of the Research Term, or (b) the termination of all efforts to develop, license, market or sell the Product to which such records pertain. Such records shall fully and properly reflect all work done and all Information generated in the performance of the Collaboration or the Research in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary for such Party to conduct its research, development or other obligations under this Agreement.

     4.5 REPORTS. [ * ], each Party shall report to the JSC not less than [ * ] and will periodically submit to the other Party and the JSC a written progress report summarizing the Research.

     4.6 SHARING OF BIOLOGICAL DATA. PDL shall provide EXEL with copies of all Information that is Controlled by PDL and that is generated by or on behalf of PDL in the course of the Collaboration. EXEL may use such PDL Information for [
* ]. EXEL shall not [ * ]. EXEL shall provide PDL with copies of all Information that is Controlled by EXEL and that is generated by or on behalf of EXEL in the course of the Collaboration. PDL may use such Information for [ * ].

     4.7 RIGHT TO ENGAGE THIRD PARTIES FOR COLLABORATION EFFORTS. [ * ] shall have the right to grant licenses and sublicenses to Third Parties of its rights with respect to the conduct of its portion of the Collaboration, as it deems necessary or advisable, provided that [ * ].

5.     DEVELOPMENT  AND  MARKETING  OF  CO-FUNDED  PRODUCTS;  EXEL  PRODUCTS

     5.1 DEVELOPMENT DECISION. At such time as PDL has substantially completed the IND and Development Plan for a Product, PDL shall deliver to EXEL
(i) such IND and Development Plan, and (ii) documentation of historical Development Costs described in Section 5.2(a), and the budget for such costs, if any, for that Product. EXEL shall have [ * ] from the date of PDL's delivery of the IND and the Development Plan to review and comment on the IND and Development Plan ("Opt-In Period") [ * ] and to determine whether EXEL will elect to co-fund the development and commercialization of that Product ("Opt-In Decision"). If EXEL decides to co-fund such Product, EXEL shall provide written notice to PDL of its Opt-In Decision, accompanied by the payments specified in
Section 5.2(a) prior to the expiration of the Opt-In Period. Effective as of the date of such notice, such Product shall become a "Co-Funded Product" and the Development Plan provided to EXEL shall be deemed agreed to by EXEL unless the Parties mutually agree in writing on a revised Development Plan. The Parties then shall establish a Joint Development Committee to oversee the Development of the Co-Funded Product, in accordance with Section 3.3. If EXEL does not so notify PDL and make such payments within the Opt-In Period, then EXEL immediately shall return all copies of the IND and Development Plan for that Product to PDL. Thereafter, that Product shall be deemed a PDL Product, as provided in Section 6.1.

     5.2 PAYMENTS FOR CO-FUNDED PRODUCTS. EXEL shall make the following payments for each Co-Funded Product:

          (A) INITIAL PAYMENTS. [ * ] reimbursement of fifty percent (50%) of the Development Costs incurred by PDL through the end of PDL's most recently ended fiscal quarter prior to PDL's delivery to EXEL of the IND and Development Plan for that Product under Section 5.1.

          (B) REIMBURSEMENT OF DEVELOPMENT COSTS. Following the initial payments under Section 5.2(a), EXEL shall reimburse PDL [ * ] for fifty percent (50%) of the Development Costs incurred by PDL for each Co-Funded Product. All such reimbursement payments shall be due within thirty (30) days after invoicing by PDL.

     5.3 DEVELOPMENT PLAN FOR CO-FUNDED PRODUCTS. [ * ] shall provide [ * ] for all Co-Funded Products. [ * ] shall [ * ] of each Co-Funded Product as described in the [ * ]. [ * ] shall have the right to [ * ]. [ * ] shall have [ * ]. The JDC for each Co-Funded Product shall carry out its responsibilities, as described in Section 3.3.

     5.4 COMMERCIALIZATION PLAN FOR CO-FUNDED PRODUCTS. The marketing and sale of each Co-Funded Product will be governed by its Commercialization Plan, prepared as described in Section 3.4. PDL shall have the authority and responsibility to implement each Commercialization Plan. The JCC for each Co-Funded Product shall carry out its responsibilities, as described in Section 3.4.

     5.5 RIGHT TO ENGAGE THIRD PARTIES FOR [ * ]. PDL may use Third Parties to perform portions of its obligations relating to [ * ]. In any material agreement with a Third Party relating to the Development of a Product, the Party retaining such Third Party shall provide for terms that are consistent with the terms of this Agreement and the Party shall remain liable for the performance of any obligations hereunder which it delegates to Third Parties. [ * ] shall have the right to grant licenses and sublicenses to Third Parties of its rights with respect to Co-Funded Products as it deems necessary or advisable for the Development and/or commercialization of Co-Funded Products. [ * ] shall [ * ].

     5.6 INDS AND DRUG APPROVAL APPLICATIONS. [ * ] shall be responsible for the preparation and filing of, and shall own all regulatory submissions relating to, [ * ] filed in any regulatory jurisdiction. [ * ] shall keep the relevant JDC and JCC informed regarding the schedule and process for the preparation of Drug Approval Applications for Co-Funded Products. [ * ] shall provide a draft copy of the initial Drug Approval Application for each Major Market (as defined in Section 9.3), and all supplemental Drug Approval Applications for each Major Market (e.g., for a new indication) for each Co-Funded Product to EXEL for review, to the extent practical, prior to their submission to the appropriate regulatory authority, provided, however, that [ * ] shall be required to promptly review such submission and in any event shall have [ * ] to comment on such documents, [ * ].

     5.7 RECORDS. Each Party shall maintain complete and accurate records of all research and development work conducted by it or on its behalf related to Co-Funded Products and Pre-Opt-In Products, and all Information generated and Development Costs incurred by it or on its behalf in connection with Development under this Agreement with respect to Co-Funded Products and Pre-Opt-In Products. Each Party shall maintain such records for a period of [ * ] after the later to occur of (a) the end of the Research Term, or (b) the termination of all efforts to develop, license, market or sell the Product to which such records pertain. Such records shall fully and properly reflect all work performed and all Information generated in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary for such Party to conduct its research, development or other obligations under this Agreement.

     5.8 REPORTS. During the term of the Agreement, [ * ] will provide reports at the relevant JDC and JCC meetings summarizing the recent Development and commercialization activities relating to each Co-Funded Product. [ * ] will provide [ * ] with summary reports for Pre-Opt-In Products through the JSC or, after the Research Term, upon request by [ * ], but not more frequently than [ * ].

     5.9  TERMINATION  OF  CO-FUNDING;  OUT-LICENSE  OF  CO-FUNDED  PRODUCTS.

          (A) VOLUNTARY TERMINATION BY [ * ]. [ * ] shall have the right to terminate its co-funding obligation for any Co-Funded Product effective [ * ] after providing irrevocable, written notice to [ * ] of such election to terminate. Upon the effective date of such termination: (i) such Product shall be deemed a [ * ] Product, rather than a Co-Funded Product, (ii) the JDC for such Product shall be disbanded, and (iii) [ * ] shall no longer have any rights pursuant to Section 9.9 to receive a share of Product Profit with respect to such Product but instead shall receive prospective milestones for events that occur after the effective date of such termination and royalties on Net Sales of such Product pursuant to Article 9. [ * ]

          (B) COMPULSORY TERMINATION BY [ * ]. If [ * ] fails to make a payment under Section 5.2 and such payment is not received within [ * ] after notice of failure to pay by [ * ], then at [ * ] option, [ * ] shall be deemed to have terminated co-funding effective [ * ] after the end of such [ * ] period. The effect of such termination shall be as described in Section 5.9(a).

          (C) VOLUNTARY TERMINATION BY [ * ]; [ * ] PRODUCTS. If [ * ] decides to terminate the development and/or commercialization of a particular Co-Funded Product and not to attempt to out-license such Co-Funded Product to a Third Party, [ * ] shall have the right to terminate its obligations to develop and commercialize that Co-Funded Product effective [ * ] after providing irrevocable, written notice to [ * ] of such election to terminate. Within [ * ] after receipt of such notice, [ * ] shall notify [ * ] in writing whether or not it elects to assume sole responsibility for, and all costs and obligations of, the continued development and commercialization of such Product. If [ * ] so elects, then upon the effective date of [ * ] termination: (i) such Product shall be deemed an "[ * ]" rather than a Co-Funded Product, (ii) the JDC for such Product shall be disbanded, and (iii) promptly after [ * ] election, [ * ] and [ * ] shall work together to transfer and assign all regulatory documents, contracts, materials and Information to [ * ] or its designees to the extent necessary for [ * ] to assume such responsibility. [ * ].

          (D) OUT-LICENSING DECISION FOR PRODUCTS AND DIAGNOSTIC PRODUCTS. [ * ] shall provide [ * ] with written notice of its intent to out-license some or all of the rights for a particular Co-Funded Product and/or its related Diagnostic Product to a Third Party (whether or not accompanied by a decision to terminate the development and/or commercialization of a particular Co-Funded Product and/or its Diagnostic Product). [ * ] shall have [ * ] from receipt of such notice to notify [ * ] in writing that it wishes to exercise its right of negotiation. If [ * ] exercises such right, the Parties shall negotiate for a period of up to [ * ] to enter into a license agreement, the terms of which shall include customary terms and conditions, including, without limitation, appropriate signing and licensing fees, milestone payments and royalties. If [ * ] do not enter into a license agreement within such time, [ * ] thereafter shall have the right to out-license such rights to a Third Party, subject to [ * ]. Upon [ * ] entering into such a license or sublicense with a Third Party, [ * ] shall have [ * ] and [ * ] shall have [ * ]. All compensation received by the Parties from such Third Party under such license or sublicense (including, but not limited to, all license fees, milestone payments and royalty payments) shall be shared as [ * ] by the Parties in accordance with [ * ], provided that all such compensation shall be calculated after deductions for Development Costs incurred by either Party under the agreement with the Third Party.

6.     DEVELOPMENT  AND  MARKETING  OF  PDL  PRODUCTS

     6.1 PDL PRODUCTS. If EXEL does not elect to co-fund a Product as provided in Article 5, such Product shall be deemed a PDL Product. PDL shall have sole control and responsibility for the development and commercialization of PDL Products, and EXEL shall have no further rights with respect to such PDL Product except (a) the right to receive milestone and royalty payments as described in Sections 9.3, 9.4 and 9.5, and (b) [ * ].

     6.2 REPORTS. Upon written request by EXEL to PDL during the term of the Agreement, but not more frequently than once per calendar year, PDL will submit to EXEL a written progress report summarizing the status of each PDL Product.

     6.3  RIGHT  OF  NEGOTIATION.  [  *  ].

7.     COMMERCIALIZATION  OF  TARGETS  AND  EARLY-STAGE  PRODUCTS

     7.1 TARGETS AND PRECURSOR ANTIBODIES. In the event that (a) any Targets result from the Collaboration for which Antibodies are not generated for any reason, or (b) any Precursor Antibodies to a given Antibody Target Candidate or Antibody Target result from the Collaboration, but PDL determines not to select any Precursor Antibodies to that Antibody Target Candidate or Antibody
Target for humanization, then the JSC may designate such Targets and/or Precursor Antibodies for out-licensing ("Out-Licensing Candidates"), [ * ] [ * ] shall have [ * ]. All consideration received or to be received from any such license, including, without limitation, all license fees, milestone payments and royalties shall be treated as [ * ].

     7.2  [ * ] REVERSION TARGETS. Each Target identified by [ * ] during the
[ * ] that (a) [ * ] or (b) [ * ], shall revert to [ * ] ("Reversion Targets") and shall not be treated as Out-Licensing Candidates pursuant to Section 7.1. Upon a Target becoming a Reversion Target, [ * ] shall have no further rights to that Reversion Target, it shall cease to be a Target and [ * ] licenses under this Agreement to that Reversion Target shall terminate.

     7.3 HUMANIZED ANTIBODIES NOT SELECTED BY [ * ] FOR IND. In the event that [ * ] creates a Humanized Antibody, but decides not to proceed with an IND filing for such Humanized Antibody, then such Humanized Antibody shall be treated in the same manner as a [ * ] Product is treated under [ * ].

     7.4 GENERAL LICENSING. Subject to Sections 5.9(d) and 6.3, [ * ] shall have the right to enter into a license or sublicense with any Third Party for any or all rights to any Antibody Target Candidates, Antibodies or Products [ * ], including without limitation any Out-Licensing Candidates. All consideration received or to be received from any such license, including, without limitation, all license fees, milestone payments and royalties shall be treated as [ * ], except that any consideration for [ * ] shall be allocated as provided in Sections 5.9 and 6.3. Upon [ * ] or the Parties' entering into such a license or sublicense with a Third Party with respect to any Target, Antibody or Pre-Opt-In Product, all rights under Article 5 shall terminate with respect to the applicable Product licensed to the Third Party.

     7.5 [ * ] REVERSION. Effective [ * ], all [ * ] shall revert to [ * ]. [ * ] shall have no further rights with respect to such [ * ].

8.     LICENSES  AND  RELATED  RIGHTS

     8.1  LICENSES  TO  PDL.

          (A) RESEARCH. Subject to the terms of this Agreement, EXEL hereby grants PDL a non-exclusive, worldwide, non-transferable, royalty-free license for internal use under the EXEL Patents, EXEL Know-How and EXEL's interest in the Joint Patents to the extent necessary (i) to permit PDL to conduct its obligations under Article 4 and (ii) to use and characterize Targets, including, without limitation, the Overlap Targets. The license set forth above includes the right to sublicense, subject to Sections 4.7 and 5.5.

          (B) PRE-OPT-IN PRODUCTS AND PDL PRODUCTS. Subject to the terms of this Agreement, EXEL hereby grants PDL a worldwide, exclusive license, including the right to sublicense, under the EXEL Patents, EXEL Know-How and EXEL's interest in the Joint Patents (i) to use the Targets [ * ] for the purpose of creating, developing and marketing antibodies for commercial purposes, (ii) to use Antibody Target Candidates and Antibody Targets to make, have made, use, develop and test Antibodies, and (iii) to make, have made, use, develop, test, sell, offer to sell, have sold and import Pre-Opt-In Products and PDL Products. Such license shall include all human prophylactic and therapeutic indications for Pre-Opt-In Products and PDL Products and shall be milestone and royalty-bearing as set forth in Article 9. The exclusivity of the license set forth in 8.1(b) is subject to EXEL's retained rights under Sections 8.2 (a) and 8.5.

          (C) CO-FUNDED PRODUCTS. Subject to the terms of this Agreement, EXEL hereby grants PDL a worldwide, co-exclusive license (with EXEL), including the right to sublicense, under the EXEL Patents, EXEL Know-How and EXEL's interest in the Joint Patents to make, have made, use, develop, test, sell, offer to sell, have sold and import Co-Funded Products. Such license shall include all human prophylactic and therapeutic indications and shall involve profit-sharing with respect to any such Product in lieu of royalties and milestones as set forth in Article 9.

          (D) PDL DIAGNOSTIC PRODUCTS. Subject to the terms of this Agreement, EXEL hereby grants PDL a worldwide, co-exclusive license, including the right to sublicense, under the EXEL Patents, EXEL Know-How and EXEL's interest in the Joint Patents to make, have made, use, develop, test, sell, offer to sell, have sold and import PDL Diagnostic Products. At the time PDL identifies a Third Party manufacturer for any such PDL Diagnostic Product, PDL may request the co-exclusive license be converted to an exclusive license. [ * ].

          (E) ANTIBODY INVENTIONS. Subject to the terms of this Agreement, EXEL hereby grants PDL a worldwide, exclusive license, including the right to sublicense, under the Antibody Patents that claim Antibody Inventions invented solely or jointly by PDL to practice such Antibody Inventions for all purposes.

     8.2  LICENSES  TO  EXEL.

          (A) RESEARCH. Subject to the terms of this Agreement, PDL hereby grants EXEL a non-exclusive, worldwide, non-transferable, royalty-free license (without the right to sublicense) for internal use under the PDL Patents, PDL Know-How and PDL's interest in the Joint Patents to the extent necessary (i) to permit EXEL to conduct its obligations under the Research Plan, and (ii) [ * ].

          (B) EXEL PRODUCTS. Subject to the terms of this Agreement, effective upon a Product becoming an EXEL Product pursuant to Sections 5.9(c) or 12.2(b), PDL hereby grants to EXEL, a worldwide, license (with the right to sublicense) under the PDL Patents, PDL Know-How and PDL's interest in the Joint Patents to develop, make, have made, use, sell, offer to sell, have sold and import such EXEL Products. This license shall be subject to any licenses or sublicenses granted by PDL in accordance with Section 5.9 prior to the license under this
Section 8.2(b) becoming effective. Such license shall include all human prophylactic and therapeutic indications and any Diagnostic Products developed for use in connection with such prophylactic and therapeutic indications and shall be milestone and royalty-bearing as set forth in Section 5.9(c). Such license shall be exclusive to the extent of PDL's interest in an Antibody Patent covering the EXEL Product and to the extent any PDL Patent or Joint Patent relates solely to such EXEL Product; otherwise such license shall be non-exclusive.

          (C) EXEL DIAGNOSTIC PRODUCTS. Subject to the terms of this Agreement, effective upon a Product becoming an EXEL Product pursuant to Section 5.9(c) or 12.2(b), and to the extent PDL then has rights to a EXEL Diagnostic Product developed for use with such EXEL Product, PDL hereby grants to EXEL, a worldwide license (with the right to sublicense) under the PDL Patents, PDL Know-How and PDL's interest in the Joint Patents to develop, make, have made, use, sell, offer to sell, have sold and import such EXEL Diagnostic Product. This license shall be subject to any licenses or sublicenses granted by PDL, in accordance with Section 5.9, prior to the license under this Section 8.2(c) becoming effective. Such license shall include all human diagnostic indications and shall be milestone and royalty-bearing as set forth in Section 5.9(c). Such license shall be consistent with the license granted pursuant to Section 8.2(b) with respect to the EXEL Product for which the EXEL Diagnostic Product is intended to be used.

     8.3 NEGATIVE COVENANTS. Each Party hereby covenants that it will not practice any technology licensed to it under this Agreement outside the scope of the licenses granted herein. Specifically and without limitation, EXEL shall not, unless expressly permitted elsewhere in this Agreement [ * ], provided that this covenant shall not be interpreted to prevent EXEL from [ * ].

     8.4 EXCLUSIVITY. EXEL shall not research, develop or commercialize Products, except under the terms of this Agreement. Specifically and without limitation, unless expressly permitted elsewhere in this Agreement, neither EXEL nor its Affiliates shall: (a) [ * ]; (b) make, have made, use, sell, offer to sell, have sold or import such [ * ]; or (c) develop, make, have made, sell, offer to sell, have sold or import, a [ * ] until the earlier of either (i) [ * ], or (ii) if at any time [ * ] following the selection of [ * ]. [ * ].

     8.5 INDEPENDENT RESEARCH. The Parties acknowledge and agree that EXEL may use Information and materials that EXEL generates in the course of performing its obligations under this Agreement that constitutes general know-how relating to [ * ] for Independent Research. For clarification, EXEL may use the following Information generated by EXEL in the course of performing its obligations under this Agreement, for Independent Research: [ * ] EXEL shall have no rights under this Agreement to use PDL Information or materials, or to use or operate under any rights licensed by PDL from Third Parties, for Independent Research or for development or commercialization of any product or for any purpose other than as expressly provided under this Agreement.

9.     COMPENSATION

     9.1 LOAN. Concurrently with the execution of this Agreement, the Parties are entering into a Note Purchase Agreement of even date herein pursuant to which PDL will loan EXEL thirty million dollars ($30,000,000) pursuant to a Convertible Note. The terms of such Convertible Note shall be governed exclusively by the Note Purchase Agreement and related documents executed pursuant thereto.

     9.2  RESEARCH FUNDING. Subject to Sections 12.2 and 12.3, for the first two
(2) years of this Agreement, PDL shall make research funding and license payments totaling four million dollars ($4,000,000) per year. This initial
Research Term shall be deemed to begin on [ * ]. Research Funding shall be payable in equal [ * ] installments within [ * ] after the beginning of each [ * ] during the term of the Research Funding. The annual Research Funding at the rate of four million dollars ($4,000,000) per year shall be [ * ]. If the Research Term has been [ * ], then the research funding shall [ * ] at the rate of [ * ] for the following [ * ]. The Research Term and Research Funding thereafter shall be [ * ] at the rate of four million dollars ($4,000,000) per year for the [ * ].

     9.3 MILESTONE PAYMENTS. For each PDL Product, PDL shall pay EXEL the following amounts within thirty (30) days after each PDL Product achieves the stated milestone:

          (A)  [  *  ]  [  *  ]
          (B)  [  *  ]  [  *  ]
          (C)  Upon  first  filing  of  a  BLA  for  the  PDL  Product  [  *  ]
          (D) Upon first Regulatory Approval of the PDL Product in a Major Indication in a Major Market [ * ]
          (E) If the PDL Product has not achieved Milestone 9.3(d), upon such PDL Product achieving sales resulting in cumulative royalty payments from PDL to EXEL under this Agreement of at least [ * ] [ * ]

     [ * ] as used in (b) above shall occur at such time as a draft final report for the trial has been written [ * ].

     Milestone payments shall be payable only once, which shall be the first time a milestone is achieved. If a milestone for a PDL Product is skipped or avoided by advancing to what would normally be expected to be a later development or regulatory step, then the milestone that was expected to occur earlier shall be deemed to have been achieved at the same time as such later milestone is achieved, and the corresponding payment for both milestones shall be due. For the purposes of milestone payments, all dosage forms, formulations and constructs containing an Antibody against the same Antibody Target shall be deemed a single Product.

     "Major Indication" as used in (d) above means the following: cancers in any of the following: [ * ]; provided, however, that the PDL Product is [ * ] in the target cancer.

     "Major Market" as used in (d) above means the United States, United Kingdom, Germany, France, Italy or Japan.

     9.4 Royalty Payments. For sales of each PDL Product for a prophylactic or therapeutic indication by PDL, its Affiliates or sublicensees, PDL shall pay EXEL royalties at the following rates:

            Annual Net Sales of a given PDL Product     Royalty Rate
            ---------------------------------------     ------------
                                      [ * ]

Except as set forth in Section 9.6, the foregoing royalty rates shall not be subject to adjustment or reduction for any reason. For the purposes of royalty payments, all dosage forms, formulations and constructs containing the same Antibody shall be deemed a single Product. The measure of annual Net Sales set forth in this Section 9.4 shall be the sum of Net Sales of a particular PDL Product in all countries for each fiscal year of PDL.

By way of example, if in a particular fiscal year, PDL sells two PDL Products, with one PDL Product having [ * ] in annual Net Sales and the other PDL Product having [ * ] in annual Net Sales, then PDL shall make royalty payments to EXEL during that year totaling [ * ] with respect to the first PDL Product and [ * ] with respect to the second PDL Product for that fiscal year, assuming no adjustments are required pursuant to Section 9.6.

     9.5 ROYALTY PAYMENT FOR PDL PRODUCT FOR A DIAGNOSTIC INDICATION. For sales of each Diagnostic Product by PDL, its Affiliates or sublicensees, PDL shall pay EXEL royalties at a rate equal to [ * ] of the rate that would otherwise apply under Sections 6.3 or 9.4 after all adjustments under this Agreement to such rates.

     9.6  ROYALTY  CREDITS  AND  ADJUSTMENTS.

          (A) The milestone payments set forth in Section 9.3(b) - (d) shall be [ * ]. In addition, the amount of [ * ] shall be creditable against royalty payments beginning in the quarter of the [ * ] as set forth in Section 9.4 and
Section  9.5  as  provided  in  Section  9.6(b).

          (B) [ * ]. Amounts paid by PDL to Third Parties for intellectual property applicable to products in addition to PDL Products shall be reasonably allocated among the products covered under the applicable licenses from Third Parties. In any event, royalty credits shall not apply to license fees and other amounts paid under Third Party licenses prior to the Effective Date. Royalty credits may be applied against royalties due under Section 9.4 or Section 9.5 with respect to PDL Products, provided that the royalty paid by PDL after the application of any credit under this Section 9.6(b) shall not, as a result of such adjustment, be less than [ * ] of the royalty rate which would otherwise apply under Section 9.4 or Section 9.5 to such Products.

          (C)  [  *  ].

          (D) In no event shall the royalty rate under Section 9.4 for a PDL Product be reduced pursuant to this Section 9.6 to less than [ * ].

     9.7 TERM OF ROYALTIES. EXEL's right to receive royalties under Section 9.4 and Section 9.5 shall expire on a country-by-country basis upon the later of (i) [ * ] from the First Commercial Sale of such PDL Product in such country, or
(ii) the expiration of the last to expire issued patent within the EXEL Patents or Joint Patents in such country covering the PDL Product or the manufacture, use or sale of such PDL Product.

     9.8 ROYALTY PAYMENT REPORTS. All royalty payments under this Agreement shall be made to EXEL or its designee quarterly within [ * ] following the end of each calendar quarter for which royalties are due or, in the case of royalties from the sales of sublicensees, within [ * ] following the end of the quarter in which PDL receives the royalty report from the sublicensee. Each royalty payment shall be accompanied by a statement stating the Net Sales, by country, of each PDL Product sold during the relevant calendar quarter.

     9.9  PROFIT  SHARING  FOR  CO-FUNDED  PRODUCTS.

          (A) SHARE OF PROFITS. PDL shall be entitled to [ * ] of Product Profit from the sale of Co-Funded Products and EXEL shall be entitled to [ * ] of such Product Profit until such time as, and so long as, [ * ] of the cumulative
Product Profit for all Co-Funded Products equals [ * ] of the amount paid to EXEL under Section 9.2 (i.e., [ * ]). Whenever cumulative Product Profit exceeds such amount, each Party shall be entitled to [ * ] of the subsequent Product Profit from the sale of Co-Funded Products. The respective shares of Product Profit are referred to below as the "PDL Share" and the "EXEL Share." The respective profit sharing described in this Section 9.9(a) may be adjusted for particular Co-Funded Products pursuant to Section 3.7(b).

          (B) DETERMINATION OF PRODUCT PROFIT. Within [ * ] after the end of each calendar quarter following the First Commercial Sale of a Co-Funded Product, PDL shall provide EXEL with a statement detailing (i) PDL's Net Sales and the Product Profit incurred or received, as applicable, in the previous calendar quarter with respect to each Co-Funded Product, (ii) the cumulative Product Profit for all Co-Funded Products and (iii) the PDL Share and the EXEL Share for that quarter (the "Quarterly Report"). Such statement shall be accompanied by appropriate supporting information.

          (C) PAYMENTS. If the Product Profit for such calendar quarter was negative, then EXEL shall pay the EXEL Share to PDL within [ * ] after receipt of the Quarterly Report. If the Product Profit for such calendar quarter was positive, then PDL shall pay the EXEL Share to EXEL within [ * ] after sending the Quarterly Report to EXEL.

     9.10 NONREFUNDABLE PAYMENTS. Except as expressly provided in this Agreement, all payments made by a Party to the other shall be non-refundable and non-creditable.

     9.11 PAYMENT METHOD. All payments due under this Agreement to a Party shall be made by bank wire transfer in immediately available funds to an account designated by the receiving Party. All payments hereunder shall be made in United States dollars.

     9.12 TAXES. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the Party required to withhold will (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party within [ * ] following that tax payment.

     9.13 BLOCKED CURRENCY. In each country where the local currency is blocked and cannot be removed from the country, royalties or profit share payments accrued in that country shall be paid to the receiving Party in the country in local currency by deposit in a local bank designated by the receiving Party, unless the Parties otherwise agree.

     9.14 SUBLICENSES. In the event PDL grants licenses or sublicenses to others to sell PDL Products which are subject to royalties under Section 9.4, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on substantially the same basis as if such sales were Net Sales by PDL, and PDL shall pay to EXEL, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of PDL. With respect to such sales of PDL Products by licensees or sublicensees, PDL shall be required only to include information regarding Net Sales reflected in reports received by PDL during the calendar quarter in question. PDL shall use commercially reasonable efforts to cause its sublicensees to report sales of PDL Products in a manner that will enable PDL to report such Net Sales by licensees and sublicensees on a quarterly basis.

     9.15 FOREIGN EXCHANGE. Conversion of sales recorded in local currencies to United States dollars will be performed in a manner consistent with PDL's normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a mutually agreed upon generally accepted source of published exchange rates. It is agreed that the exchange rates published by Citibank or the Wall Street Journal for the last banking day of the quarter shall be acceptable exchange rates; provided that, in the case of sales by sublicensees, the Parties will use the exchange rates provided in the agreements between PDL and such sublicensees.

     9.16 RECORDS; INSPECTION. Each Party shall keep complete and accurate books of account and records for PDL Products, EXEL Products and Co-Funded Products, to be made under this Agreement. Such books and records shall be kept for at least [ * ] following the end of the calendar year to which they pertain. Such records will be open for inspection during such three year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this
Section 9.16 shall be conducted by an independent Third Party reasonably acceptable to both Parties. The audit shall be at the expense of the Party requesting the audit, except in the event that the results of the audit reveal that the audited Party underpaid the Party requesting the audit by [ * ] or more for any period covered by the audit, in which case the audit fees, and any unpaid amounts (plus interest) that are discovered will be paid promptly by the audited Party, and in any event no later than [ * ] following delivery of the audit results to the audited Party.

     9.17 LATE PAYMENTS. Any overdue payments under this Agreement shall bear interest at the rate of [ * ], or the highest rate allowed by law, whichever is less, commencing on the date such payment is due until paid.

10.     INTELLECTUAL  PROPERTY

     10.1  OWNERSHIP.

          (A) Except as otherwise described herein and subject to the licenses granted under this Agreement, each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents covering such Sole Inventions, except that all Antibody Inventions initially shall be assigned to EXEL. The Parties intend that during patent prosecution [ * ] (such patent applications and any patents that issue with respect to such applications being referred to as "Antibody Patents"). At the time PDL notifies EXEL pursuant to
Section 5.1 and thus commences the Opt-In Period for a particular Product containing a particular Antibody, EXEL shall assign to PDL the Antibody Patents that cover that Antibody. Following such assignment to PDL, the assigned
Antibody Patents shall be treated as PDL Patents under this Agreement. (B) Subject to Section 10.1(a) and the licenses granted under this Agreement, PDL and EXEL shall each own an undivided one-half interest in and to any and all Joint Inventions and Joint Patents. The Parties shall have the right to grant licenses under such Joint Patents only to the extent provided in this Agreement.

     10.2 STRATEGY; DISCLOSURE. During the Research Term, each Party shall submit a written report to the JPC within [ * ] after the end of each quarter describing any Sole Invention or Joint Invention or Antibody Inventions of which it became aware during the prior quarter that it believes may be patentable. The JPC, in consultation with the JSC, shall decide whether to file a patent application for each such Joint Invention, as discussed in Section 10.3. The JPC shall establish the patent strategy for all Joint Inventions, Antibody Inventions and Inventions pertaining to Antibody Target Candidates and Antibody Targets arising from the Collaboration, considering in good faith EXEL's obligations to PDL and Third Parties relating to patent strategy for Targets.

     10.3  PATENT  PROSECUTION  AND  MAINTENANCE;  ABANDONMENT.

          (A) SOLE INVENTIONS. Each Party shall direct the filing, prosecution and maintenance of all Patents covering its Sole Inventions, to the extent possible consistent with the strategy established by the JPC for Joint Inventions and consistent with the remaining provisions, as applicable, of this
Section  10.3.

          (B) EXEL PRODUCT PATENTS. EXEL shall prosecute and reasonably maintain all of the patents and applications that qualify as EXEL Patents that claim or cover any Co-Funded Product or PDL Product or the Antibody Target of any such Product ("EXEL Product Patents"). If EXEL decides not to continue the prosecution or maintenance of an EXEL Product Patent in any country, it shall promptly advise PDL thereof and, at the request of PDL, EXEL and PDL shall negotiate in good faith to determine an appropriate course of action in the interests of both Parties. If the Parties determine that it would be [ * ] for PDL to assume responsibility for such prosecution or maintenance, then PDL shall have the right but not the obligation to assume such prosecution or maintenance. If the Parties do not determine that it would be [ * ] for PDL to assume responsibility for such prosecution or maintenance, then, at PDL's request, EXEL shall continue such prosecution or maintenance, provided that, [ * ].

          (C) PDL PRODUCT PATENTS. PDL shall prosecute and reasonably maintain all of the patents and applications that qualify as PDL Patents that claim or cover any Co-Funded Product or EXEL Product or the Antibody Target of any such Product ("PDL Product Patents"). If PDL decides not to continue the prosecution or maintenance of a PDL Product Patent in any country, it promptly shall advise EXEL thereof and, at the request of EXEL, PDL and EXEL shall negotiate in good faith to determine an appropriate course of action in the interests of both Parties. If the Parties determine that it would be [ * ] for EXEL to assume responsibility for such prosecution or maintenance, then EXEL shall have the right but not the obligation to assume such prosecution or maintenance. If the Parties do not determine that it would be [ * ] for EXEL to assume responsibility for such prosecution or maintenance, then, at EXEL's request, PDL shall continue such prosecution or maintenance, provided that, [ * ].

          (D) JOINT INVENTIONS. Each Party will use reasonable efforts to advise the other of a Joint Invention as provided in Section 10.2 or promptly upon such Party becoming aware of such Joint Invention. If the Invention is an Antibody Invention, it shall be assigned as provided in Section 10.1(a) and shall be prosecuted as provided in Section 10.3(e). As soon as one of the Parties concludes that it wishes to file a patent application covering a Joint Invention, it immediately shall inform the other Party thereof, consult about the filing procedures concerning such patent application, and file such patent applications for the Joint Inventions in such countries as the JPC determines. For this purpose, such Party will provide the other Party with the determination of inventors and scope of claims as early as possible. If a Party is faced with possible loss of rights resulting from the delay necessary for such communication, such communications may take place promptly after filing a provisional or convention application. PDL will have the first right of election to file patent applications for Joint Inventions in any country in the world. If PDL declines to file any such application within [ * ] after receipt of a written request to do so from EXEL, then EXEL may do so. Regardless of which Party files a patent application, however, any claims covered by such applications shall be considered as part of the Joint Patents. If the Party who initially files a patent application covering a Joint Invention decides not to continue the prosecution or maintenance of such patent application or patent in general or in any particular country, it promptly shall notify the other Party in writing in reasonably sufficient time for such other Party to assume such prosecution and maintenance, and shall take the necessary steps and execute the necessary documents to permit such other Party to assume such prosecution or maintenance. The other Party shall have the right but not the obligation to assume such prosecution or maintenance.

          (E) ANTIBODY INVENTIONS. Antibody Inventions initially shall be assigned to EXEL as provided in Section 10.1(a). Unless the Parties agree otherwise, EXEL shall file patent applications for the Antibody Inventions in such countries as the JPC determines. If EXEL declines to file any such application within [ * ] after receipt of a written request to do so from PDL, then PDL may do so. At the time that an application constituting an Antibody Patent is filed, EXEL shall promptly notify PDL in writing in reasonably sufficient time for PDL to assume the prosecution and maintenance of that Antibody Patent, and shall take the necessary steps and execute the necessary documents to permit PDL to assume such prosecution or maintenance. If PDL subsequently decides not to continue the prosecution or maintenance of an Antibody Patent directed to a Pre-Opt-In Product, in general or in any particular country, it promptly shall notify EXEL in writing in reasonably sufficient time for EXEL to assume such prosecution and maintenance, and shall take the necessary steps and execute the necessary documents to permit EXEL to assume such prosecution or maintenance. EXEL shall have the right but not the obligation to assume such prosecution or maintenance.

          (F) COOPERATION. At the request of the Party performing the prosecution of any patent application under this Section 10.3, the other Party will cooperate, in all reasonable ways, in connection with the prosecution and maintenance of all such patent applications. Each Party shall make available to the other Party or its respective authorized attorneys, agents or representatives such of its employees or consultants as the other Party in its reasonable judgment deems necessary in order to assist such other Party with the prosecution and maintenance of such patents. Each Party shall sign or use commercially reasonable efforts to have signed at no charge to the other Party all legal documents necessary in connection with such prosecution and maintenance.

          (G) UPDATES ON DEVELOPMENTS. The Party performing the prosecution of any patent application under this Section 10.3 shall advise the other Party of any substantial action or development in the prosecution of such patent applications and patents, in particular those involving the question of scope or the issuance, rejection, or revocation, of an interference involving, or an opposition to any such patent application or patent. In addition, the Party filing a patent application on a Joint Invention shall provide the other Party with (a) a draft of such new patent application prior to filing that application, allowing adequate time for review and comment by the other Party if possible; provided, however, the filing Party shall not be obligated to delay the filing of any patent application; and (b) copies of material correspondence from patent offices concerning patent applications covering such Joint Invention and a reasonable opportunity to comment on any material responses, amendments or submissions to be made to such patent offices. Notwithstanding the foregoing, PDL (with respect to PDL Patents directed to PDL Products) and EXEL (with respect to EXEL Patents directed to EXEL Products) shall have no obligation to advise or confer with the other Party with respect to such Patents and shall prosecute, maintain or abandon such Patents in their sole discretion.

          (H) EXPENSES. For any Patents that relate solely to Co-Funded Products, all costs and expenses for the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of such Patents shall be [ * ]. For any other Patents, all such costs and expenses shall be [ * ].

     10.4  ENFORCEMENT  OF  PATENT  RIGHTS.

          (A)  ENFORCEMENT  OF  PDL  PRODUCT  PATENTS.

               (I) ENFORCEMENT BY PDL. In the event either Party becomes aware of a suspected infringement of a PDL Product Patent or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any PDL Product Patent due to the Third Party having an antibody product against the same target as a Co-Funded Product or an EXEL Product, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. PDL shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. EXEL will reasonably assist PDL in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by PDL or required by law [ * ]. EXEL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a PDL Product Patent that covers an EXEL Product may be entered into by PDL without the prior consent of EXEL, which consent shall not be unreasonably withheld.

               (II) ENFORCEMENT BY EXEL. If PDL elects not to bring any action for infringement or to defend any proceeding described in Section 10.4(a)(i) and so notifies EXEL, then, subject to the rights of any Third Party licensors of such Patent to PDL, EXEL may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. PDL will reasonably assist EXEL in any action or proceeding being prosecuted or defended by EXEL, if so requested by EXEL or required by law at [ * ]. PDL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of PDL Patents may be entered into by EXEL without the prior consent of PDL, which consent shall not be unreasonably withheld.

          (B)  ENFORCEMENT  OF  EXEL  PRODUCT  PATENTS.

               (I) ENFORCEMENT BY EXEL. In the event either Party becomes aware of a suspected infringement of an EXEL Product Patent or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any EXEL Product Patent due to the Third Party having an antibody product against the same target as a Co-Funded Product or a PDL Product, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. EXEL shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. PDL will reasonably assist EXEL in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by EXEL or required by law [ * ]. PDL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an EXEL Product Patent that covers a Co-Funded Product or PDL Product may be entered into by EXEL without the prior consent of PDL, which consent shall not be unreasonably withheld.

               (II) ENFORCEMENT BY PDL. If EXEL elects not to bring any action for infringement or to defend any proceeding described in Section 10.4(b)(i) and so notifies PDL, then, subject to the rights of any Third Party licensors of such Patent to EXEL, PDL may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. EXEL will reasonably assist PDL in any action or proceeding being prosecuted or defended by PDL, if so requested by PDL or required by law [ * ]. EXEL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of EXEL Patents may be entered into by PDL without the prior consent of EXEL, which consent shall not be unreasonably withheld.

          (C)  ENFORCEMENT  OF  JOINT  PATENTS.

               (I) ENFORCEMENT BY PDL. In the event either Party becomes aware of a suspected infringement of a Joint Patent or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any Joint Patent, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. PDL shall have the right, but shall not be obligated, to prosecute an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. EXEL will reasonably assist PDL in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by PDL or required by law [ * ]. EXEL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Joint Patent that covers an EXEL Product may be entered into by PDL without the prior consent of EXEL, which consent shall not be unreasonably withheld.

               (II) ENFORCEMENT BY EXEL. If PDL elects not to bring any action for infringement or to defend any proceeding described in Section 10.4(c)(i) and so notifies EXEL, then EXEL may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. PDL will reasonably assist EXEL in any action or proceeding being prosecuted or defended by EXEL, if so requested by EXEL or required by law [ * ]. PDL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Joint Patent that covers a Co-Funded Product or PDL Product may be entered into by EXEL without the prior consent of PDL, which consent shall not be unreasonably withheld.

          (D)  GENERAL  PROVISIONS  RELATING  TO  ENFORCEMENT  OF  PATENTS.

               (I) WITHDRAWAL. If either Party brings such an action or defends such a proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4 at its own expense.

               (II) RECOVERIES. In the event either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared [ * ]. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be [ * ].

          (E) EXCLUDED PATENTS. Certain patents as identified in Exhibits D-1 and D-2 relating to background technologies of either EXEL or PDL, shall not be subject to the provisions of Sections 10.3 and 10.4 (a-d).

     10.5  TRADEMARKS;  PRODUCT  PRESENTATION.

          (A) CO-FUNDED PRODUCTS. PDL shall own all right title and interest in and to all trademarks, trade names, service marks and trade dress specifically developed for and used on or in connection with all Co-Funded Products. PDL shall be responsible for all decisions regarding the trademarks, service marks and trade dress used on and in connection with all Co-Funded Products. PDL and EXEL shall each retain sole and exclusive ownership of their own respective and independently developed and pre-existing trademarks, trade names, service marks and trade dress, regardless of whether such trademarks, trade names, service marks and trade dress are used on or in connection with any Co-Funded Product. The JCC shall approve all trademarks and service marks used on or in connection with any Co-Funded Products. Subject to applicable laws, rules and regulations, any written or visual promotional or educational materials intended for use in conjunction with Co-Funded Products shall refer to both Parties (where practical) with substantially equal prominence, and all product labeling and promotional material regarding the detailing and promoting of such Products shall display the names and logos of PDL and EXEL (where practical) with substantially equal prominence.

          (B) PDL PRODUCTS. PDL shall own all right title and interest in and to all trademarks, service marks and trade dress specifically developed by PDL for and used on or in connection with all PDL Products. PDL shall be responsible for all decisions regarding the trademarks, service marks and trade dress used on or in connection with all PDL Products.

          (C) EXEL PRODUCTS. EXEL shall own all right title and interest in and to all trademarks, service marks and trade dress specifically developed by EXEL for and used on or in connection with all EXEL Products. EXEL shall be responsible for all decisions regarding the trademarks, service marks and trade dress used on or in connection with all EXEL Products. PDL agrees to assign promptly any trademark rights for an EXEL Product to EXEL.

11.     CONFIDENTIALITY

     11.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. All written and oral Information disclosed by one Party to the other Party pursuant to this Agreement and characterized as confidential to the receiving Party shall be "Confidential Information." The Parties agree that during the term of this Agreement, and for a period of [ * ] after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

     11.2 EXCEPTIONS. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

          (A) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

          (B) Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

          (C) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

          (D)  Has  been  published  by  a  Third  Party;  or

          (E) Has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

     11.3 AUTHORIZED DISCLOSURE. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in any of the following instances:

          (A) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products;

          (B)  Regulatory  filings  relating  to  Products;

          (C)  Prosecuting  or  defending  litigation;

          (D)  Complying  with  applicable  governmental  regulations;  or

          (E) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, prospective licensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

     The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, prospective business partners (including potential acquirers or acquisition targets) and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11. In addition, if required, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission. In connection with any such filing, the filing Party shall endeavor to obtain confidential treatment of economic and trade secret information and shall consult with the other Party prior to such filing with respect to determining for which information confidential treatment should be sought.

     11.4 PUBLICITY. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit C. Any other news release relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party's counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

     11.5 PUBLICATIONS. Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party. Subject to Section 11.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Target, Antibody or Product (excluding any Product that has become a PDL Product) at least [ * ] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information for filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JSC and JPC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party that is subject to Section
11.1. Nothing contained in this Section 11.5 shall prohibit the inclusion of information necessary for a patent application, except for Confidential Information of the nonfiling Party, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JSC or, for a Co-Funded Product, the relevant JDC.

12.     TERM  AND  TERMINATION

     12.1 TERM. This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the last royalty or profit sharing payment obligation with respect to any Product, as provided in this Agreement.

     12.2  TERMINATION  FOR  MATERIAL  BREACH.

          (A) ENTIRE AGREEMENT. If either Party breaches any material agreement, condition or covenant of this Agreement, the Note Purchase Agreement or the Note, or makes any materially false report to the other Party, the Party not in breach may terminate this Agreement at its option on [ * ] written notice, subject to the remaining provisions of this Section 12.2; provided however, that any breach that relates only to a particular Product(s) or only to the activities under the Collaboration shall be governed by Section 12.2(b) instead of this Section 12.2(a).

          (B) PARTICULAR PRODUCTS OR COLLABORATION. In the case of a breach that relates only to a particular Product(s) or only to the activities under the Collaboration, the non-breaching Party, at its option on [ * ] written notice and subject to the remaining provisions of this Section 12.2, may terminate this Agreement as to the particular Product(s) to which such breach relates, (provided, however, that after such time as the breaching Party has first filed for Regulatory Approval of a Product, the non-breaching Party may terminate the breaching Party's rights to such Product only in those countries to which such breach relates) or in the case of a breach relating only to the activities under the Collaboration, the non-breaching Party may terminate the Collaboration under this Agreement, but this Agreement shall continue in full force and effect with respect to all Products. In the event of a breach by PDL with respect to a particular Co-Funded Product, then EXEL, as an alternative to terminating the Agreement as to such Product as provided above, may instead, on providing [ * ] written notice to PDL, elect to terminate PDL's rights to such Co-Funded Product on the same terms as if PDL had voluntarily terminated its rights to such Co-Funded Product under Section 5.9(c).

          (C) RIGHT TO CURE. In any notice of breach under this Section 12.2, the non-breaching Party shall identify the actions or conduct that such Party considers to be a material breach and specify conduct or actions that the notifying Party would consider to be an acceptable cure of such breach. No termination of this Agreement or the Collaboration or of rights relating to a particular Product or country pursuant to Section 12.2(a) or (b) shall become effective unless such breach shall not have been remedied, or steps initiated to remedy the same to the non-breaching Party's reasonable satisfaction, within [ * ] after written notice thereof to the breaching Party, or, in case the breach is a failure to make any payment when due, within [ * ] after such notice.

          (D)  DISPUTES.  If  a  Party  gives  notice  of termination under this
Section 12.2 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 15.1. If, as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective on the effective date of the notice of termination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

     12.3 TERMINATION OR EXPIRATION OF RESEARCH FUNDING/COLLABORATION. PDL and EXEL shall have their respective rights to terminate Research Funding as described in Section 9.2, which shall have the effect of terminating the Research Term. Upon such termination or upon expiration of the Research Term, the Collaboration under this Agreement shall terminate, but all other rights and obligations under this Agreement shall continue. If either Party terminates the Collaboration pursuant to Section 12.2, any Research Funding paid by PDL for any time period beyond the effective date of such termination shall be immediately refunded by EXEL to PDL. The termination or expiration of the Collaboration shall not affect any rights of PDL to any Targets, Antibodies or Products resulting from the Collaboration prior to its termination or expiration.

     12.4 EFFECT OF TERMINATION OF ENTIRE AGREEMENT OR RIGHTS TO PARTICULAR PRODUCT. Upon termination of this Agreement in its entirety pursuant to Section 12.2(a), all licenses granted to the breaching Party under this Agreement shall terminate and the breaching Party shall return to the non-breaching Party all materials and Information delivered under this Agreement by the non-breaching
Party to the breaching Party, except as provided in Section 12.5. Upon termination of this Agreement pursuant to Section 12.2(b) with respect to a particular Product, all licenses granted to the breaching Party under this Agreement with respect to that Product (for the countries in which such rights are being terminated) shall terminate and, if such termination is for all countries, the breaching Party shall return to the non-breaching Party all materials and Information delivered under this Agreement by the non-breaching
Party  to  the  breaching  Party relating to that Product, except as provided in
Section  12.5.

     12.5 INVENTORY. Upon termination of this Agreement in its entirety or with respect to a particular Product for which Regulatory Approval has been obtained, the breaching Party shall have all rights necessary to sell within [ * ] of such termination any such Product in its or its Affiliates' or sublicensee's inventory on the date of such termination, which have not previously been sold ("Inventory"); provided, however that the breaching Party shall pay the royalties due on such Inventory and provide related reports in the amounts and manner provided for in Article 9.

     12.6  SURVIVAL.

          (A) In the event of termination of this Agreement for any reason other than material breach pursuant to Section 12.2, in addition to those Sections which by their terms survive, the following provisions of this Agreement shall also survive: Articles 1, 5, 6, 7, 8 10, 11, 12, and 15 and Sections 9.3 - 9.17,
14.1  and  14.2.

          (B) In the event of termination of this Agreement pursuant to Section 12.2, the provisions of this Agreement referenced in Section 12.6(b) shall survive, provided, however, that any licenses granted under this Agreement in favor of the breaching Party shall terminate. In such case, the non-breaching Party shall continue to hold the licenses granted hereunder, subject to the royalties set forth herein.

          (C) In any event, termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

13.     REPRESENTATIONS  AND  COVENANTS

     13.1 MUTUAL AUTHORITY. EXEL and PDL each represents and warrants to the other that (a) it has the authority and right to enter into and perform this Agreement and (b) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound.

     13.2  REPRESENTATIONS  BY  EXEL.

          (A)  EXEL  [  *  ].

          (B) To its knowledge, EXEL, as of the Effective Date, owns or has a valid license to use all technology it anticipates using in the Collaboration.

     13.3 RIGHTS IN TECHNOLOGY. During the term of this Agreement, each Party will use Diligent Efforts not to diminish the rights under its Patents or Joint Patents granted to each other herein, including without limitation by not committing or permitting any acts or omissions which would cause the breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Products. Each Party agrees to provide promptly the other Party with notice of any such alleged breach. As of the Effective Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

     13.4 PERFORMANCE BY AFFILIATES. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

14.     INDEMNIFICATION  AND  LIMITATION  OF  LIABILITY

     14.1  INDEMNIFICATION.

          (A) PDL PRODUCTS. PDL hereby agrees to defend and hold harmless EXEL and its agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys' fees ("Losses") resulting directly or indirectly from the manufacture, use, testing, handling, storage, sale or other disposition of PDL Products by PDL or its Affiliates, agents or sublicensees except to the extent such Losses result from the negligence or wrongdoing of EXEL.

          (B) EXEL PRODUCTS. EXEL hereby agrees to defend and hold harmless PDL and its agents and employees from and against any and all Losses resulting directly or indirectly from the manufacture, use, testing, handling, storage, sale or other disposition of EXEL Products by EXEL or its Affiliates, agents or sublicensees except to the extent such Losses result from the negligence or wrongdoing of PDL.

          (C) GENERAL INDEMNIFICATION PROVISIONS. In the event that a Party is seeking indemnification under this Section 14.1, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the other Party (at the expense of the other Party) in the defense of the claim.

          (D) CO-FUNDED PRODUCTS. In the event of any Losses to either Party resulting directly or indirectly from the manufacture, use, testing, handling, storage, sale or other disposition of Co-Funded Products by either Party or their Affiliates, agents or sublicensees, such [ * ] or if no Regulatory Approval has occurred for the Co-Funded Product, then such [ * ] for that Co-Funded Product.

     14.2 LIMITATION OF LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 14.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.

     14.3 PRODUCT LIABILITY INSURANCE. Any Party developing a Product shall carry product liability insurance of not less than [ * ]. Such product liability insurance shall be in effect not later than the first administration of a Product in humans. Notwithstanding the foregoing, a Party may self-insure for product liability claims if the Party then has current assets of at least [ * ].

15.     MISCELLANEOUS

     15.1 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, other than a dispute addressed in Sections 3.7 or 15.3, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to an appropriate Vice President (or higher level officer) of each Party and, if not resolved by such officers, by referring the disputed matter to the respective Chief Executive Officers of each Party. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within twenty (20) days after such notice, such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty
(30) days of their first meeting of such negotiations, either Party may seek to have such dispute resolved in any United States federal court of competent jurisdiction and appropriate venue. The Parties hereby consent to jurisdiction in the United States federal courts. If, notwithstanding such consent, United States federal courts would not have proper jurisdiction over a dispute, then such dispute may be submitted to any state court in the United States with proper jurisdiction and venue. The Parties agree that, except as provided in
Section 15.3, any dispute under this Agreement shall be submitted exclusively to a state or federal court in the United States.

     15.2 GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, as applied to agreements executed and performed entirely in the State of California by residents of the State of California, without regard to conflicts of law rules.

     15.3 PATENTS AND TRADEMARKS. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

     15.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     15.5 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to EXEL or PDL from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

     15.6  BANKRUPTCY.

          (A) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the "Bankrupt Party") under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either
(i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

          (B) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party's written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

          (C) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of Products, and (ii) the right to contract directly with any Third Party described in Section 15.6(c)(i) to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 15.6 shall be subject to the licenses set forth in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

     15.7 FORCE MAJEURE. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

     15.8 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if sent by express delivery service or personally delivered, or by facsimile or electronic mail and confirmed by first class mail. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

     For  EXEL:                   Exelixis, Inc.
                                  170 Harbor Way
                                  P.O. Box 511
                                  South San Francisco, CA  94083-0511
                                  Attention:  Chief  Executive  Officer

     With  a  copy  to:           Cooley  Godward  LLP
                                  Five  Palo  Alto  Square
                                  3000  El  Camino  Real
                                  Palo  Alto,  CA  94306-2155
                                  Attention:  Robert  L.  Jones,  Esq.

     For  PDL:                    Protein  Design  Labs,  Inc.
                                  34801  Campus  Drive
                                  Fremont,  CA  94555-3606
                                  Attention:  Chief  Executive  Officer

     With  a  copy  to:           Protein  Design  Labs,  Inc.
                                  34801  Campus  Drive
                                  Fremont,  CA  94555-3606
                                  Attention:  General  Counsel

     15.9 CONSENTS NOT UNREASONABLY WITHHELD OR DELAYED. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     15.10 UNITED STATES DOLLARS. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States.

     15.11 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     15.12 ASSIGNMENT. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party's consent to an Affiliate or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.12 shall be null and void and of no legal effect.

     15.13 ELECTRONIC DATA INTERCHANGE. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or "EDI") in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

     15.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.15 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     15.16 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     15.17 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     15.18 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     15.19 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

PROTEIN  DESIGN  LABS,  INC.          EXELIXIS,  INC.
By:  /s/  Laurence  Jay  Korn          By:  /s/  George  Scangos
     ------------------------               --------------------
     Laurence  Jay  Korn                    George  A.  Scangos
Chairperson  and  Chief                     Chief  Executive  Officer
Executive  Officer


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                LIST OF EXHIBITS
Exhibit  A       -  Research  Plan
Exhibit  B       -  Product  Profit  Calculation
Exhibit  C       -  Form  of  Press  Release
Exhibit  D-1     -  EXEL  Background  Patents
Exhibit  D-2     -  PDL  Background  Patents

     D-2.

     A-1.
                                    EXHIBIT A
                                  RESEARCH PLAN
                                      [ * ]

     A1
                                   EXHIBIT A1
Entrypoints  for  Genetic  Screens  -
Proposed  or  Initiated  in  Oncology  Program
                                      [ * ]

                                    EXHIBIT B
                           PRODUCT PROFIT CALCULATION
                                      [ * ]

                                    EXHIBIT C
     For  Immediate  Release
     -----------------------

Contacts:  Robert  L.  Kirkman,  M.D.                 Glen  Y.  Sato
           Vice  President,  Business  Development    Chief  Financial  Officer
           and  Corporate  Communications             Exelixis,  Inc.
           Protein  Design  Labs,  Inc.               (650)  837-7565
           (510)  574-1419,  rkirkman@pdl.com         gsato@exelixis.com

                    PROTEIN DESIGN LABS AND EXELIXIS ANNOUNCE
                 ONCOLOGY ANTIBODY DRUG DISCOVERY COLLABORATION

     FREMONT and SOUTH SAN FRANCISCO, CA - May 22, 2001 - Protein Design Labs, Inc. (Nasdaq: PDLI) (PDL) and Exelixis, Inc. (Nasdaq: EXEL) (Exelixis) announced today a collaboration to discover and develop humanized antibodies for the diagnosis, prevention and treatment of cancer. The collaboration will utilize Exelixis' model organism genetics technology for the identification of new cancer drug targets, and PDL's antibody and clinical development expertise to create and develop new antibody drug candidates. PDL will provide Exelixis with $4.0 million in annual research funding for two or more years, and has purchased a $30.0 million note convertible after the first year of the collaboration into shares of Exelixis common stock.

     George  A.  Scangos,  Ph.D.,  President  and  Chief  Executive  Officer  of
Exelixis, said, "We're pleased to be working with PDL, a leader in the development of humanized antibodies, and are already in a position to deliver our first targets under this collaboration. PDL is committed to a high-quality pipeline of anti-cancer antibody products, and I am pleased that PDL has recognized the value in our oncology target portfolio. The direct cash value to Exelixis is substantial, and there is considerably more value in the co-development rights that Exelixis has in this program, and in the resources that PDL will bring to the collaboration. This relationship is consistent with Exelixis' strategy of moving towards the market and capturing increasing value from the results of our research, and is a strong complement to our internal efforts directed towards finding small molecule therapeutics for cancer."

     Laurence Jay Korn, Ph.D., Chief Executive Officer and Chairperson of Protein Design Labs, said, "PDL has seven antibodies in clinical development, including Zamyl (anti-CD33) and Remitogen (anti-HLA-DR) for potential cancer indications, and Nuvion (anti-CD3) for the treatment of graft versus host disease. This collaboration provides PDL with an opportunity to expand our pipeline of oncology drugs with new antibodies that specifically block the initiation or progression of cancer, using the model organism genetic approach of Exelixis to identify novel targets. The Exelixis technology is designed to provide information about the function of a target at an early stage, which mav be quite valuable, as we believe antibodies for cancer are likely to work best when they interfere with a function necessary for cell growth or proliferation, or when they induce apoptosis."

     Under the terms of the collaborative agreement, PDL will receive an exclusive, worldwide license to develop antibodies against certain targets identified by Exelixis that are involved in cell growth, apoptosis (cell death) and proliferation. This approach may provide potential targets for developing novel humanized antibodies for the treatment of cancer using PDL's proprietary SMART antibody technology. Exelixis will have the right to co-fund and co-develop antibodies resulting from the collaboration. For antibody products developed by PDL that Exelixis elects not to co-develop, Exelixis will be entitled to specified milestone payments and royalty payments on any product sales.

     Protein Design Labs, Inc. is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents in the U.S., Europe and Japan for its antibody humanization technology. Further information is available at www.pdl.com.

     Exelixis, Inc. is a leading life sciences biotechnology company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost-effective way to move from DNA sequence data to knowledge about the function of genes and the proteins that they encode. Exelixis' technology is broadly applicable to all life science industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Aventis, Bayer, Pharmacia, Bristol-Myers Squibb and Dow AgroSciences and is building its internal development program in the area of oncology. For more information, please visit Exelixis' web site at www.exelixis.com.

     This press release contains certain forward-looking statements that involve risks and uncertainties that may affect our business, as more fully discussed in the "Risk Factors" section of our filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, our ability successfully to collaborate and identify novel targets and develop potential products from the collaboration. Exelixis and PDL direct the reader to our respective SEC filings, including our respective Annual Reports on Form 10-K for the year ended December 31, 2000. The information in this press release is current as of its release date. Neither party assumes responsibility to update the information.


Exelixis and the Exelixis logo are registered U.S. trademarks of Exelixis, Inc. Protein Design Labs, the PDL logo and SMART are registered U.S. trademarks and Zamyl, Remitogen and Nuvion are U.S. trademarks of Protein Design Labs, Inc.

                                   EXHIBIT D-1
                             THIRD PARTY TECHNOLOGY
                                      [ * ]

                                   EXHIBIT D-2
                              PDL EXCLUDED PATENTS


                                      [ * ]








[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.